EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q3 2004 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct. 07. 2004 / 5:00PM ET
Event Duration: N/A

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CORPORATE PARTICIPANTS

William Oplinger

Alcoa - Director, Investor Relations

Alain Belda

Alcoa - Chairman & CEO

Rick Kelson

Alcoa - CFO

CONFERENCE CALL PARTICIPANTS

Alberto Arias

Analyst

Daniel Roling

Merrill Lynch - Analyst

John Hill

Analyst

John Tumazos

Analyst

Wayne Atwell

Analyst

Tony Rizzuto

Analyst

Brian McArthur

Analyst

Caglar Somek

Analyst

Rob Clifford

Analyst

Christina Rossi

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Alcoa third-quarter 2004 earnings conference call. My name is Stephen, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to Mr. William Oplinger, Director of Investor Relations. Please proceed, sir.

William Oplinger - Alcoa - Director, Investor Relations

Thank you. Good afternoon. Thank you for attending Alcoa’s third-quarter 2004 analyst workshop. In today’s meeting we will hear from Alain Belda, the Chairman and CEO, and Rick Kelson, Chief Financial Officer.

Before I turn it over to Alain, I would like to remind you that in discussing this Company’s performance today we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statement, see Alcoa’s annual report and Form 10-K for the year ended December 31, 2003 filed with the SEC.

In our discussion today we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and a related reconciliation on our Web site at www.Alcoa.com under the Invest section.

At this point, I would like to turn it over to Alain.

Alain Belda - Alcoa - Chairman & CEO

Good afternoon. I would like to cover three topics — my perspective on our recent results, talk about the current market environment and review with you our action plans going forward, particularly as they relate to dealing with the cost pressures.

Before I get started, I would like to address our release three weeks ago on September 9. This announcement was relatively unique in the Company’s recent past, but we felt compelled to provide a clearer guidance on the quarter because of a series of discrete events during the quarter which were announced but had not been incorporated into analyst use. We are committed to broadly increasing the level of transparency in our interaction with investors, and this meeting today, concurrent with our earnings release, is probably the best indication of our commitment to greater transparency.

In the future, we will augment our transparency by providing a cash-flow statement with the other financial statements, plus increasing the amount of investor interaction not only with Rick and myself but also by our group Presidents.

This quarter was an investment, an investment in making sure our operations in North America will be globally competitive while we continue to build low-cost operations globally. In relation to the second quarter, profitability was affected by the strike in Canada, in addition to some cost headwinds coupled with market weakness or summer softness in several markets.

But this is an investment we needed to make. We needed to make on the structured labor issues in Canada and in the U.S., and we will continue to do so during the coming years. Assuming we get a positive vote from the employees tonight at Wenatchee, we plan to restart that plant adding an incremental 75,000 metric tons for 2005. This plant will then be globally competitive and, with the right labor conditions, will be successful in the foreseeable future.

Let me start with my view of the market. The global supply and demand picture for the aluminum market remains strong. Metal price is over 1860 per ton, total inventories are around 30 days supply, and earlier this year I did forecast that metal demand would be deficient this year by roughly 750,000 metric tons. That has come to pass, and our view continues to be bullish. Global demand continues to be strong, both power and aluminum availability and costs have constrained capacity additions, and China appears to be pulling off a tough landing.

Our markets continue to grow. Upstream grows at GDP or greater, aerospace and commercial vehicle will expand through the cycle, and the packaging market consistently grows at greater than GDP. Finally, automotive with oil at $52 has the most compelling aluminum substitution opportunity.

In our primary business, having the largest refining and smelting system in the world, we have the greatest opportunity to capitalize on these strong market dynamics. We have plans in place to potentially add 600,000 metric tons of smelting capacity over the next five years and another 7 million tons of refining capacity. Plus, I think it is important to point that we actively crept production in our refinery system. We have added by the end of this year almost 900,000 metric tons of creep capacity since 2002. That is equivalent to a greenfield-sized refinery at incremental capital cost.

We’re continuing to see an update in high margin downstream markets, especially aerospace and commercial vehicles. We did see a summer stop in a number of markets — packaging, particularly consumer foil, which was impacted by the weather situation, automotive and more broadly based in Europe. We believe the softness we have served in the third quarter is a temporary sentiment not a structured one.

While we don’t sit back and wait for our markets to grow, we have specific action plans in place to continue to update the market through share gains, as well as technological innovation which enables our customers to outperform their markets and their competition. We have proven successful at both of these.

I want to give you three examples of share gain. First, we have essentially completed our integration of the Fairchild acquisition. This has allowed us to significantly increase our sales of targeted aerospace fasteners through distribution and establish strategic partnerships to supply delivery and logistics services to key OE customers around the world.

Second, the commercial success of our Dura-Bright truck wheels with strong consumer pull and a successful startup of a Mexico facility has driven share growth in North America and in Europe truck and trailer wheels.

And third, we have completed a number of major negotiations globally with our Howmet customers and Aero engine and IGT segment. These have resulted in technology partnerships and defined increases in market share. The benefits of these actions among others will fall to the bottom line over time. We are positioned to deliver higher sales as a result of these increases as market conditions recover. Our growth initiatives are focused on delivering on these new commitments and in extending the tremendous technology and capability to new applications and markets.

On the technology front, investments we have made in R&D have helped us to grow our market. We have been much more successful with Airbus and the new A380 due to the technological breakthroughs we have made. For aerospace applications, we have developed the largest forgings for wing spars using a fifth generation alloy, weldable alloys for aerospace align laser beam welded structures, ultra light and high strength alloy products like aluminum lithium and integrated panels using fiber metal laminates as reinforcement for high fatigue resistance and low weight commendations.

For the second year in a row, Alcoa wheel and forged products was recognized by Heavy Duty Trucking magazine for introducing one of the top 50 innovations in the trucking industry. Last year Dura-Bright wheels were recognized. This year Alcoa wheels and forge product was recognized for Dura-Flange wheels. These wheels solved unique rim wearing problems for customers carrying heavy loads and have become an instant success in target markets. This product is allowing us to gain share from steel wheels in these applications growing the topline once it is sufficient to ensure our success.

At Alcoa we are a commodity business, and to be successful in a commodity business, you must take focus on cost. In order to understand Alcoa, you must first understand where we spend on the cost side. This chart gives you a clear breakdown of our total spend, including cost of goods sold, SG&A, and research and development. We have grouped the spending for four areas, three of which I will cover today.

Let me start on our people cost. We spend roughly 30 percent of our total annual cost on people. That is inclusive of wages, variable pay, benefits and retiree costs. The 30 percent is a corporate average. We have businesses where people account for more than 50 percent of their costs, fasteners, extrusions and investment castings and others such as primary metal where on average people account for less than 15 percent. Compared to last year’s spend on people in 2004, three-quarter annualized is up 2 percent in total and 6 percent on a per capita basis.

There are two issues here. The first has to do with the absolute people costs and the second has to do with the people cost increases and whether these are more than offset by productivity. Let’s start with the absolute people cost base issue. We are working on two prongs. Enhancing productivity to ABS, the Alcoa Business System; automation and by unbundling the process. Continuously looking to take advantage of lower-cost production and logistics platforms that can strategically source high-growth high-value markets. This is not just about going out of the country with the lowest labor rates. But instead it is a placing our plants in countries that can meet market needs with lower costs. In the last two years, we have opened wheel plants in Mexico to serve the North American truck wheel market, closure facility in China to serve both China and Japan, wire harness facilities in Honduras to sell the North American automotive OEMs, and are currently in the process of building an extrusion facility in Romania to serve the European market. Our flatroll product extrusion and forging initiative in Russia, which is pending final government approval, fits into this picture as well.

As we look at the drivers of our people cost increases, the key drivers are health and welfare costs, including pension and retiree benefits, in the U.S. principally. On a per capita basis, overall benefit costs are nearly 4 percent in the U.S. — are nearly up 4 percent in the U.S. Outside the U.S. the increases we have seen in costs are largely related to currency changes. We have successfully offset these increases by productivity improvements throughout the system. In the North American primary business, we have been able to reduce the headcount through attrition and otherwise by about 1500 people from a total population of nearly 12,000 people. This allowed us to remain globally competitive here in the United States.

We have been successful at attacking the people cost drivers in a variety of ways. In the health cost area for instance, we are fostering more consumerism, online bidding of prescription drug services, more participation from all our employees. While typical health care cost increases for most companies have been between 10 and 12 percent this year, we have been able to mitigate much of this expense through these actions and will continue to do that in 2005. For 2005 we continue to increase employee contribution, drive consumerism and evaluate more extensive plan redesigns that make sense.

With this as a backdrop, just a comment about Wenatchee. I am very pleased that the union and us have potentially avoided the layoff there. The 400 people in Wenatchee wanted to work, we wanted to run an efficient smelter there, and we just had to resolve the health care issues. These employees are voting tonight on their decision to take our package and restart the plant.

As to the strike at ABI, it is largely an issue of management’s rights in the facility. The union would like greater say in all decision-making for the plant. ABI is one of our best smelters. We are unwilling to allow this facility to become a non-competitive smelter by burdening it with high labor costs or an inflexible work force. The five-day notices, which probably most of you have heard about, are centered around the use of contract labor for low value or specialized tasks. Part of our drive to lower costs is focused on using the right person for the right job. For instance, we will not use a well-compensated USW member for cutting grass or snow removal. Having globally competitive smelters and plants are the only way we can assure the sustainability of these plants and these jobs right here in the United States.

So how are we addressing these labor costs? By enhancing productivity through ABS; automation; unbundling; eliminating restrictions on work, and the way we do work; selectively picking out lower-cost reduction platforms and addressing the structural legacy cost issues. We are convinced that we have the right strategy and action plan. We are also convinced that we are investing in a long-term competitive position of the Company.

Alcoa spends nearly $8 billion in materials. A large piece of this is metal purchases. We buy about a million metric tons of primary aluminum annually with an additional 750,000 tons of scrap each year. All of this we use to reprocess or resell, so an increase in metal price does not have a detrimental impact on the bottom line but will drive absolute cost numbers higher, and we are increasing the amount of purchase metal as we optimize our cast house system globally.

Our next largest cost category such as chemicals, phosphate, and resin account for roughly one-third of our total material spend, and roughly one-third of our spend is on various items smaller than 5 percent of the total material spend. The opportunity for the Company to lower costs through intelligent supply chain management is tremendous, and we have addressed this by focusing on two areas — reducing the usage of material through ABS and lowering our overall cost of the spend. Each business unit is focused on material usage reduction and pooling their purchases.

Let me address the second point. This means to consolidate the global buy. We have grown largely through acquisitions, and when you buy a company, you inherit their suppliers and supply chain management, which tends to lead to a fractionalized supplier base. We are consolidating that supplier base, and we should be able to buy on a larger scale than anyone in the industry and we are beginning to reap the benefits of doing that.

Since we began to focus on supplier reduction, we have reduced our numbers of global suppliers by nearly 60 percent. We have bid online over 15 percent of our total buy, and this is everything from standard MRO equipment and office supply to prescription drug benefit coverage and assets and equipment.

The last area I would like to cover is energy. Energy is a key component of our process, and we have seen an increase of $225 million over the last 12 months. Roughly 60 percent of this energy is in the form of electricity and the rest is sourced from natural gas and oil. Roughly one-fourth of our electricity is self-generated. This is in Tennessee, Indiana, Texas, Brazil and Australia. And the rest is bought on long-term contracts of which half have price escalators, LME-based or otherwise, while the others are fixed-price contracts. Very little is purchased on a spot basis. The variable price contracts have been the largest determinants of the higher metal costs. We are pursuing numerous avenues for reducing costs, using less and becoming more self-sufficient.

We are leveraging our 27 smelters, our nine refineries, our 20 rolling mills, our 26 extrusion plants and the 300 other locations around the world to gain efficiencies. Each of our plants is part of a like technology teams that share information on how they run their plants better, more efficiently and pool their buys.

We continue to work with local governments and power authorities to lower our energy costs globally. Where we are unable to do so, we have shown the willingness to curtail a facility and replace the production where we can get competitive power. We will continue to do so.

And lastly, we are committed to build our own self generation capabilities. We are making progress on hydroelectric projects in Brazil, and we continue to pursue energy asset ownerships in China as part of the single project.

Well, before I turn it over to Rick, let me summarize what I have said. Aluminum fundamentals are good at the moment and as good as they have been in a long time. Demand growth in developing countries and in North America has been strong. Alcoa has room to grow in each of our markets, and aluminum and primary metals will grow through creep and yield low-cost low capital expansion projects, either brown or greenfields.

No other company in our business can match the optionality we have in our global system. In downstream we’re starting to see the cyclical uptick of the aerospace and commercial vehicle markets. In addition, we can grow in our downstream market as we continue to innovate and get closer to our customers through the implementation of ABS and the deployment of our technology.

We have three main areas of costs — people, materials and energy — and we have an action plan in place to systematically control cost increases and lower our cost position. And while we’re striving to improve margins and reduce debt to capital, we will do so with an eye on the balance sheet. We are the only integrated aluminum company that has created shareholder value over the last decade due to our conservative capital management and our cost control and our technology.

When you consider Alcoa, you should realize that no other company in the aluminum space has the opportunity that we do. No single company has the ability to leverage the global aluminum system upstream and down, cut costs and grow share with our customer base on a broad product offering and deep understanding of customer needs as we can.

At this point, I will turn it over to Rick who will walk you through the third quarter and current business conditions.

Rick Kelson - Alcoa - CFO

Today I will walk you through the third-quarter results and discuss our outlook in the key markets that we serve.

We continued to make progress toward our goal of zero lost workdays. I will talk about our safety performance in more detail in just a minute. I’m pleased to say that we were named to the Dow Jones Sustainability Index for the fourth consecutive year in recognition of our performance in various economic, social and environmental areas.

I also wanted to provide an update on some of our major growth initiatives. First, we are ahead of schedule on the refinery expansion in Suriname. The 250,000 metric ton expansion project is on budget and is now expected to start up around the end of the year. We are also on schedule for the refinery expansion at Pinjarra, which should give us an extra 600,000 metric tons of aluminum.

During the quarter, we also broke ground on our Iceland smelter. We expect to have metal production beginning in 2007 at this 322,000 metric ton smelter. While the MOU for the Alba joint venture is no longer in force, we continue to pursue investment in Alba and the alumina supply agreement.

We have also made progress on the Bohai flatrolled products facility with the authorization of the expansion expected in the first quarter of next year. Finally, we continue to pursue antimonopoly approval of the Russian acquisition and expect it to move forward.

Looking at the markets we serve, in the third quarter we saw strength in alumina, primary metal, commercial transportation, aerospace and distribution. However, we also experienced slower demand in the Europe, automotive and consumer packaging markets.

Later in the presentation I will review the revenue growth or decline we have seen in each of these markets. Alain touched upon the labor situation. The strike at ABI continues with one potline running. Even if we were to resolve the situation soon, we would see very little additional metal out of ABI in the fourth quarter. Also we estimate startup costs at ABI to be about a penny per share which will be incurred when the strike is ended.

In the United States, we have met with the unions regarding the five-day notices and continue to make progress in discussing the underlying issues. We are working with the union to resolve these issues in total, not plant by plant, and therefore a hiatus on the five-day notices has been extended.

As you know by now, we were able to come to a tentative resolution on the Wenatchee situation, and as Alain mentioned, that resolution will be voted upon this evening by the workers. If passed, we expect to begin restart activities at the plant shortly leading to metal production in the first quarter. This tentative agreement resulted in our not having to take the 20 million pretax charge associated with the layoff.

Now let’s review the third-quarter financial results. For the quarter, income from continuing operations was 34 cents per share, at the upper end of our guidance, in part due to the fact we did not take the Wenatchee charges of 2 cents per share. Although our revenue is down 2 percent sequentially, we continued our topline strength with our highest year-to-date revenue ever, an 11 percent increase over the 2003 year-to-date period.

We experienced a temporary regression in cost savings. Alain spoke about our major cost categories and actions to reduce cost. I will discuss later where we have seen incremental costs this quarter.

ROC on the trailing four-quarter basis was 8.7 percent. We continued to pay down debt, resulting in a debt-to-capital ratio of 32.3 percent, well within our target range. And finally through disciplined capital spending we are reducing our 2004 capital projection to approximately $1.2 billion.

First, as always, let me turn to safety. We continue to reduce the number of lost workdays versus 2003. However, our progress in reducing lost workdays was overshadowed by two fatalities that occurred in the quarter. In the quarter, 95 percent of our facilities did not have a lost workday and 63 percent were without a recordable injury. On a year-to-date basis, we avoided 38 injuries relative to the prior year period, lowering our lost workday rate. To put this in perspective, in the quarter we had just 25 lost workday incidents for nearly 64 million hours worked across Alcoa’s global locations.

Let’s turn to the financials for the quarter. Before I review the income statement, let me take a moment to discuss some of the events in the quarter. This table details the impacts of the items that were previously announced, as well as other events in the quarter.

The second column shows the net income impact of each item, while the subsequent columns identify where you would see it in the income statement and also where you can find it in the ATOI to net income reconciliations. Just briefly, ABI had a $29 million net income impact, essentially lost revenue and higher costs. The closure of the automotive structures facility in Northwood, Ohio had a $3 million net income impact in the restructuring and cogs line item. The fire at our Hazleton facility cost $3 million and is reflected in the packaging segment. As previously announced, we have moved the protective packaging business into the discontinued operations and taken a charge to account for the expected proceeds on the sale of that business.

As to other events in the third quarter, Hurricane Ivan’s damage to the ports serving the Jamalco refinery and associated cleanup costs and production losses had a net income impact of $7 million, which is split between the segment and corporate. And finally, the Company realized a $15 million profit by winding down a favorable alumina tolling arrangement. This item is shown in the alumina segment and was a large part of the outperformance of that segment in this quarter.

Let’s turn to the income statement. As usual, this slide compares our third-quarter results with the prior quarter. Let me step you through some of the key points of the income statement.

For the quarter, metal price was up by $25 a ton, while our sales declined by $95 million, primarily driven by lower activity in the Company’s automotive market. Costs and SG&A were flat. Other income decreased by $72 million, largely due to the non-recurrence of the $58 million pretax gain on debt restructuring and a $10 million Chalco dividend in the second quarter. These items are partially offset by the winding down of the alumina tolling agreement that I referred to previously.

Equity income was also unfavorable, reflecting lower earnings from Elkem and Integris.

Finally, exchange rates were $17 million unfavorable, largely due to both the Australian and Canadian dollars. Our effective tax rate decreased to approximately 28 percent from 29 percent in the prior quarter. We expect the ETR to be 28.5 percent for the full year, exclusive of discrete items.

Had we expensed stock options in the third quarter, the net income impact would have been $9 million or a penny a share as compared with $8 million in the second quarter and $5 million in the year ago period. Restricted share expensed in the third quarter of ‘04 was roughly $3 million after-tax.

Let’s take a minute to look at the year-to-date performance. On a year-to-date basis, financial performance has improved significantly with a 52 percent increase in income from continuing operations. Much of the favorable performance is based on higher metal prices flowing to the bottom line, partially offset by the higher costs Alain outlined.

Let’s turn to the balance sheet. The Company continued to make progress in managing key elements of its balance sheet. As you can see, capital expenditures have begun ramping up as the large upstream expansion projects that I mentioned accelerate. At the same time, we have been able to keep sustaining expenditures relatively constant. Expenditures in the third quarter were 253 million or 84 percent of our depreciation expense. Full-year spending, as mentioned, is expected to be approximately $1.2 billion.

As you can see on the bottom chart, we continue to make progress in days working capital versus 2003, decreasing working capital needs by almost two days. Preliminary cash flow for the quarter shows cash from operations at $847 million significantly improved from 490 million last quarter and 482 million in the third quarter of 2003. As a result of our focus on cash generation, working capital and capital spending discipline, as well as proceeds from our divestiture program, debt to capital reached 32.3 percent at the end of the quarter, down 6.5 percentage points from September ‘03. Debt has declined by almost $1.2 billion from the year ago period and is at the lowest level since the first quarter of 2000 before the Reynolds and Cordant acquisitions.

Now let’s look at our cost challenge performance. As you know, we are now on our third cost challenge initiative since its inception in 1998. We have realized over $2.2 billion in annual savings. This quarter we experienced a slight regression of $7 million. The key drivers behind this regression were higher input costs, higher maintenance expenses and higher spending associated with demand growth. These increases were noted in the Engineered Products, FRP and packaging segment, partially offset by improvement in the other segment. The increases at Engineered Products were largely related to higher spend associated with expected demand growth in the aerospace and commercial transportation businesses. FRP costs were impacted by higher maintenance expenses, while packaging experienced higher input costs. Improvement in the other segment was related to raw material cost pass-throughs used at home exteriors, as well as lower engineering and administrative expenses at AFL Automotive. While we are not pleased with our progress this quarter, we are confident that through the implementation of ABS we can achieve our goal of $1.2 billion savings by the year 2006.

Now let’s take a look at markets. This chart shows the distribution per market as of the third quarter. On the right, you can see the relative percent change from the second quarter and the year ago period. Note this view of revenue and this view of revenue we have grouped can sheet with packaging.

Relative to the second quarter, upstream realized prices were flat, alumina up 2 percent with primary metal price flat. Versus the year ago period, alumina realized prices rose 22 percent, while primary realized prices increased by 20 percent.

In our downstream businesses, we continued to see increases in the aerospace, commercial transportation and residential building and construction markets. While the decline in the automotive market is only 5 percent versus last year, we saw a 16 percent decline in revenue from the prior quarter, primarily due to customer rebalancing in our wire harness business, seasonal customer shutdowns, model year changeovers and lower build rates. Flat revenue at packaging is largely due to favorable throughput of can sheet at our Tennessee facility, offset by a decline in the packaging and consumer businesses.

On a year-over-year basis aerospace, commercial transportation, building and construction and packaging all showed significant improvement with slight declines in the automotive and industrial product segment. Improvement in packaging again is due to the increase in can sheet sales.

Turning to the segments, let’s start with Alumina and Chemicals. As you recall, the left-hand graph shows the relative importance of the various markets in the segment. These are based on third-quarter revenues.

On a sequential quarter basis, ATOI for the alumina segment increased by $10 million or 6 percent driven by the favorable impact of winding down an alumina tolling contract offset by temporary throughput issues in Western Australia. On a year-over-year basis, ATOI increased by $56 million, reflecting a 22 percent increase in realized alumina prices, as well as the contract cancellation benefit I just mentioned.

Moving to the current business conditions, on the positive side, LME-based pricing should continue to be favorable, in line with that observed in the third quarter. On the negative side, the benefit from the winding down of the alumina tolling agreement will not reoccur.

Before we move off the alumina segment, let me give you some specifics on the impact of Hurricane Ivan on the Jamalco operation. As we reported, we experienced limited damage at the refinery. However, our port had extensive damage. This has required us to attempt to ship from another port within Jamaica — not ours — that was also recently damaged by fire.

Our plan is to be able to ship in October from this alternate port while we build a temporary solution that will allow us to use our port. At this time, we believe that this will have limited negative impact on shipments and costs in the fourth quarter.

Let’s move onto the primary metal segment. On a sequential quarter basis, ATOI declined by $42 million, up 18 percent from the prior quarter, largely due to the strike at Becancour, unfavorable currency effects, higher maintenance expenditures and higher energy costs. Realized prices were flat at 85 cents per pound with third-party shipments down 3 percent. Primary metal production for the quarter was 821,000 metric tons with approximately 200,000 metric tons of aluminum purchased for internal use as we continue to execute on our strategy of selling value-added products.

Relative to a year ago quarter, ATOI improved by $25 million or 15 percent, driven by higher realized prices, partially offset by higher energy costs. Realized prices increased by 14 cents per pound or 20 percent, while third-party shipments declined by 6 percent.

Moving to the current business conditions, on the positive side for the segment include metal prices which remain strong, as well as our program of metal purchases to optimize selling of value-added products. Offsetting these positives is the continued impact of ABI, approximately 1 to 1.5 cents per share per month.

Let’s turn to the flatrolled products segment. In flatrolled products, on a sequential quarter basis ATOI increased by 3 million as the resolution of operational issues in the Tennessee, U.S. and Kitts Green, UK facilities led to higher shipments and revenue in the segment. Continued strong pricing in North America helped to offset the traditional slowdown associated with the North American automotive OEM shutdown. Versus the prior year period, ATOI rose by $3 million or 5 percent primarily due to improvements in product mix and operating productivity.

As to the current business conditions, we see strength in the aerospace and distribution markets. On the negative side, we anticipate seasonal slowing in the can sheet market, and while we are seeing a recovery in commercial vehicle market, seasonal softness will dampen improvement in the fourth quarter.

Turning to the Engineered Products segment, on a sequential quarter basis, ATOI declined by 23 percent to $60 million. The decline in profitability was largely driven by lower shipments to the automotive industry coupled with ramp-up costs associated with expected higher future demand in the aerospace and commercial vehicles market. Versus the prior year period, ATOI increased by 13 million or 28 percent due to improved market conditions and increased productivity.

On the product side, we expect to see improved Aerospace demand along with continued strength in distribution. Offsetting these positives, we expect seasonal weakness in the building and construction and automotive markets. The commercial vehicle market, while recovering, sees seasonal softening.

Turning to the Packaging and Consumer segment, sequentially ATOI declined by $13 million or 24 percent due to the typical seasonal decline in the closures business, higher resin costs and the KAMA fire. On a year ago basis, ATOI declined by $15 million on slightly higher revenue due to persistent increases and input costs.

Turning to current business conditions, on the positive side we expect seasonal strength in our consumer products in the fourth quarter.

In addition, the effectiveness of passing through resin cost has improved. On the negative side, we expect seasonal weakness in closures. Input costs, specifically metal and paper, are expected to remain high pressuring margins, and additionally the outage at our Hazleton, Pennsylvania KAMA facility will continue to drive increased spot purchases of resin.

Now let’s turn to the other segment. The “other” segment includes the two AFL businesses, telecommunications and automotive. It also includes Alcoa home exteriors, our residential building products business, as well as automotive structures and the Integris joint venture.

Sequentially in this segment revenues decreased by 9 percent, and ATOI fell by $18 million due to customer rebalancing, lower shipments due to platform specific issues coupled with maintenance outages of automotive customers during the summer. This was partially offset by improvement at home exteriors. Versus the year ago period, a $19 million increase in revenue was largely due to increases at home exteriors and in the telecommunications business. These were partially offset by lower volumes at Advanced Transportation Systems and Automotive Castings. ATOI improved by $4 million due to higher margins at the telecommunications business and higher equity earnings at Integris.

Moving to the current business conditions, we expect increased production for platform-specific automotive applications. On the negative side, we expect seasonal softness in the residential building and construction market.

Now that we have reviewed the segments, I would like to summarize our outlook. Looking forward we anticipate that the fourth quarter should benefit from continued strength in LME prices in the aerospace and distribution markets, as well as seasonal strength in the consumer packaging segment. On the negative side, as we have mentioned, the strike at ABI will impact the quarter, seasonal softening in the building and construction, can sheet and commercial vehicle sectors is expected.

In summary, in the fourth quarter, we expect to see improvement over both the third quarter of this year and the corresponding quarter of last year. The magnitude of this improvement will obviously be affected by normal fourth-quarter seasonality, as well as by the impact of ABI at 1 to 1.5 cents per month.

Now let’s turn to our return on capital. As you are accustomed to seeing, this chart shows profitability as measured by ROC. The red line represents S&P industrial top quintile ROC entry. The blue line represents Alcoa’s ROC over a rolling four-quarter time horizon. The green line shows our quarter returns annualized.

As you can see, our annualized ROC as measured by Bloomberg was 7.8 percent in the quarter. Just to remind you, Bloomberg methodology starts with net income and, therefore, is inclusive of all the discrete items that we discussed.

On a trailing four-quarter basis, our ROC is 8.7 percent. Year-to-date nearly 60 percent of our capital base has earned a return on capital that exceeded the cost of capital and over a quarter of our capital base was at first quintile level.

At this point, I would like to turn it back to Bill for Q&A.

William Oplinger - Alcoa - Director, Investor Relations

Thanks, Rick. We will turn it over to the operator to queue up questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Alberto Arias.

Alberto Arias - Analyst

Good afternoon, gentlemen. A couple of questions. Part of the release shows these ramp-up costs associated with expected future demand in aerospace and commercial vehicles. Is this something that we should also see in the fourth quarter, and how soon do we see the benefits of these higher aerospace and commercial vehicles? And also why are you so confident that these markets are improving so much?

Alain Belda - Alcoa - CEO

Well, let me give you some numbers on aerospace. Traffic is up 11.4 percent. The parked fleet has been reduced by 24 percent. The build rate is up 38 percent. We are now talking about 600 commercial aircrafts built this year and 700 for next year and 800 for 2006. We have a substantial improvement in market share over the next six years. We have negotiated those contracts already. So that is the backing for some of this buildup.

Alberto Arias - Analyst

And should we see some of this ramp-up cost in the fourth quarter as well?

Alain Belda - Alcoa - Chairman & CEO

No, I think we have gone through that already.

Alberto Arias - Analyst

Okay, and a final question with regards to the higher maintenance costs that you are reporting. Is there any reason, particular reasons, why that is happening, and how sustainable — are we expecting this to happen during the following quarters as well?

Alain Belda - Alcoa - Chairman & CEO

It is usually — the maintenance cost is usually what happens in the month of July in the United States and in August in Europe. When you have the vacation is when we do some major overhaul of equipment like rolling mills and large presses. That basically happens almost every year.

Operator

Daniel Roling, Merrill Lynch.

Daniel Roling - Merrill Lynch - Analyst

As we look at the alumina market, clearly the alumina prices remain healthy. One of the questions I have is in Alcoa I know there is a large percentage of alumina sold under a long-term contract. I know it has been a strategy, but it seems like you guys are missing out on some easy revenue. Would you please elaborate on your strategy going forward, and is this something that is subject to change, or are you comfortable with the current situation?

Alain Belda - Alcoa - Chairman & CEO

Well, we are continuing to be on the same policy we had before. We prefer long-term contracts over spot market. It does not mean that we don’t participate in the spot market. We do. And on the long-term contracts, we still practice the percentage of LME prices on most of the contracts. Some contracts are fixed-price, some contracts have a bottom and a top. But most contracts would be on a metal-related variable. Now the metal-related variable is improving as the spot market indicates that there is a tightness in the market.

Rick Kelson - Alcoa - CFO

And we work hard all through the year, whether it is creep or as we make decisions whether specific facilities, smelter facilities, run or not and trying to maximize the amount of material that is available for the spot market. But as Alain said when you posted your question, we think it is imprudent to base spending capital for the spot market.

Daniel Roling - Merrill Lynch - Analyst

Okay. A follow-up not quite related. Congratulations on what appears to maybe be a settlement at Wenatchee. But could you give us an update on other labor issues over the next eight to 12 months, what contracts are coming up and just your view on the labor situation in general?

Alain Belda - Alcoa - Chairman & CEO

Well, we have got a major contract in 2006, which is the metal workers in the United States and which we will start renegotiating in I think it is May of 2005. The issues are going to be clearly the ones that everybody is dealing with — the health care costs and how you share that with employees. And mainly not so much for the sharing of the cost as much as putting the discipline of consumerism in place, which we find helps reduce the total overall cost. So the major contract we have ahead of us is that one.

Beyond this, we have to settle the ABI contract and the ABI contract is mostly about how do you manage the plant, and the union has an idea. We have another. I think we are getting closer now to solving that problem, but we are really finding that it is very very important for us to set — how do you call — the vast productivity and competitiveness for the long-term rather than settle fast and get a deal done which impairs the long-term viability of the business.

Daniel Roling - Merrill Lynch - Analyst

So you are willing to let this strike go on to get what management needs to manage the plant?

Alain Belda - Alcoa - Chairman & CEO

That is right, and if you look at the price of metal, I am not sure that we are paying anything for that.

Operator

John Hill.

John Hill - Analyst

Good day, everyone. I guess I would like to say thank you very much for a detailed presentation and also for holding this conference call. I don’t think I’m alone in believing that, indeed, it is a step in the right direction.

My question relates to flatrolled products. We have obviously seen volumes and margin under pressure the last couple of quarters. The margin creeping back to just over 4 percent. Here now obviously there are some maintenance issues. Previously there were other outages. Yet it does seem that this is somewhat at odds with the demand strength we are seeing in other sheet markets, also some of the commentary out of the service center world about strong demand for flatrolled aluminum products. And I was just wondering whether we are seeing some strong orderbook build or how we should view this business going ahead?

Alain Belda - Alcoa - Chairman & CEO

Well, for sheet and plate, as you put it, there is a strong orderbook. And we had the problem that you just alluded to, the Kitts Green one. And that is solved. And so we had some catch-up to do here, and we are doing that.

A consequence of the Kitts Green issue was that we had to ship products from here to Europe which obviously were not included in the contracts we had for Kitts Green, and plus the maintenance costs at Kitts Green.

Rick Kelson - Alcoa - CFO

I would also add the throughput issues in Tennessee, which are now resolved.

John Hill - Analyst

Very good. And just one quick follow-up. If I might, turning to primary metals, the margins they are coming in at 9.5 percent on an ATOI basis. Obviously since the end of the quarter we have seen the aluminum price come up quite sharply. If we maintained current levels and looked out towards the end of the year, where do you think these margins could go first of all? And second do you think we will see the much vaunted lag effects that we spent a lot of the first part of the year talking about? Do you think those will reemerge?

Alain Belda - Alcoa - Chairman & CEO

John, I think that from a metal pass-through my guess is you will see 90 plus percent of that pass-through on a month-to-month basis. So I think any of the lag that existed there has been mostly normalized (multiple speakers).

In terms of margin, I cannot make that calculation for you here. But you can do it that on your model, but fundamentally assume that whatever the metal price will be there, will be the price that we will be realizing.

John Hill - Analyst

Very good and thank you again for holding the call.

Operator

John Tumazos.

John Tumazos - Analyst

Do you view the third-quarter cost performance primarily as being related to the recent spike in oil and gas prices and essentially expect the cost challenges in place to be met?

Alain Belda - Alcoa - Chairman & CEO

We expect the challenges to be met, and we continue to put the same pressure on the whole system that we had before. We are about — Rick told you about the $7 million cost increase. But we are right on schedule, going after everything we have to do here. So I am not — we are not giving up on this one. Just this quarter we had more cost than we expected.

Rick Kelson - Alcoa - CFO

As you know, John, we have had — this is our third challenge and they are never even. This is one of the times when we have had a regression, but there are lots of times when we have significant improvements and quarters where we have small improvements. And so as Alain said, everybody has got their game plan business by business to go back after this. So we remain confident the challenge will be successful.

Operator

Wayne Atwell.

Wayne Atwell - Analyst

Thank you. Could you give us any thoughts on the proceeds you might be receiving from your packaging business, and you could give us an update on the IPO of your Service Center business?

Alain Belda - Alcoa - Chairman & CEO

Unfortunately the IPO is in a SEC comment period, and we are not permitted to make any comments. So you can find the prospectus, and we are unfortunately at this moment in time bound by that.

The other part of your question? Protective packaging. No, we just moved it to discontinued operations and we would expect — we are hopeful we will have something in the fourth quarter.

Wayne Atwell - Analyst

What was the revenue in that business?

Rick Kelson - Alcoa - CFO

It’s a pretty small business. I think it’s between 50 and 100 million, but I don’t recall right now.

Wayne Atwell - Analyst

50 to 100 million per year?

Rick Kelson - Alcoa - CFO

Yes.

Wayne Atwell - Analyst

Just lastly, resin costs have been going up. How much is that hurting you, and is this just a case of passing it on with a three-month lag, or is that permanently putting pressure on the margins?

Alain Belda - Alcoa - Chairman & CEO

Well, it is much more a case of being able to pass it on with a lag. So we are now starting to see the ability to pass it on. As I mentioned earlier, we are seeing — Home Exteriors was passing theirs on quicker. I think it is about 10 million this quarter.

Operator

Tony Rizzuto.

Tony Rizzuto - Analyst

I’ve got two questions. First on flatrolled products. How is the latest round of the price increases on the heat treat sheet and plate and common alloy being accepted right now by customers?

And then I have got another question about the throughput issues that you talked about in the release on Western Australia. If you can elaborate on those.

Rick Kelson - Alcoa - CFO

The prices are holding. The issue is do we get to the contract period they apply? And we should start to see that as we roll into the fourth quarter and into next year.

Tony Rizzuto - Analyst

Do you guys make anything out of the aluminum association order patterns. While they continue to be up year-over-year, they have slowed down or decelerated on a month-to-month basis in the last four or five months. Is that more or less how you see your book?

Alain Belda - Alcoa - Chairman & CEO

No, that is not how we see our book of sheet. It might be — I think the month of July — going back to this discussion, the month of July gave everybody kind of a soft feeling. But I think it is just typically the month of July.

Tony Rizzuto - Analyst

Okay, so more seasonality?

Alain Belda - Alcoa - Chairman & CEO

I think it was more seasonality, and you have got the uncertainty on elections and all the things that can come up with that. But it just feels like we are on a normal — if you look at what happened first quarter and second quarter, you were going up at a pretty high clip. And then by that time you get to the end of June and July, things kind of stabilize. So it looks like it is not growing anymore. It gives you that kind of feeling rather than it couldn’t continue to grow at the rate it was.

Tony Rizzuto - Analyst

Could you give me an idea of the ramp-up that you guys are initiating right now, and it obviously was a penalty to you in the third quarter. Can you give me an idea of what kind of volume or throughput increases that may be realized with this both in commercial vehicle and aerospace?

Alain Belda - Alcoa - Chairman & CEO

Well, it just has to do with building up depot stock and semimanufactured stocks in order to have stability in the process as we began to deliver to customers on a higher demand. So it is mostly increases in that line of products. And then we did have to do some work around extrusion presses that needed some additional work or re-startups.

Tony Rizzuto - Analyst

Okay. And then the throughput issues in Western Australia at your refineries?

Alain Belda - Alcoa - Chairman & CEO

That is resolved.

Tony Rizzuto - Analyst

Okay. Could you elaborate? Was nothing out of the ordinary?

Alain Belda - Alcoa - Chairman & CEO

No, it is nothing out of the ordinary. Refineries are a continuous process. When something goes wrong in a process, it just has a reflection throughout the whole pipeline. We need to go back and get the basics in place, and they did that.

Rick Kelson - Alcoa - CFO

And you would have seen it also increasing in maintenance and other things.

Operator

Brian McArthur (ph).

Brian McArthur - Analyst

I would just like to follow up on the Engineered Products business and what we were talking about, the ramp-up for future throughput. Can you tell me roughly how much impact that had of the $18 million decline in ATOI for the quarter? Like was it 5, 10 million, 20 million?

Alain Belda - Alcoa - Chairman & CEO

Just a second. I’m reading my — it is up — let’s say, it’s up 23 percent. Fell $18 million, 22 percent, and part of it was revenue that had a 14 percent impact because of ATOI and because of the ramp-up. And then it had non-recurring items which are all over the place here. Increased maintenance costs. You know how Howmet. A decrease in some — how do you call — erosion in Hampton. And all kinds of things all over the place. But they are basically maintenance and (inaudible) and the automobile decline.

Brian McArthur - Analyst

Right. So the automobile decline would be the fairly small part of that drop; i.e. without all of these other things, we would have been just down slightly?

Alain Belda - Alcoa - Chairman & CEO

No, remember we have (inaudible) wheel in that business. We have AB, which is our extrusion business.

Rick Kelson - Alcoa - CFO

Automotive was off 15 percent on a sequential — (multiple speakers) — across all segments.

Brian McArthur - Analyst

Okay. So that was through all — automotive was off 15 percent both engineered and flatrolled basically through everything?

Alain Belda - Alcoa - Chairman & CEO

Right.

Brian McArthur - Analyst

Okay. So the bigger portion would be that and these ramp-ups are relatively small?

Alain Belda - Alcoa - Chairman & CEO

Next question.

Operator

Caglar Somek (ph).

Caglar Somek - Analyst

Pretty much all my questions are answered, but just a quick follow-up on the CapEx. And you said your new guidance I think for ‘04 is $1.2 billion from $1.4 billion, if I am correct?

Alain Belda - Alcoa - Chairman & CEO

Correct.

Caglar Somek - Analyst

What is the decision there in terms of basically are you just pushing back some of the expenditures to 2005? Is that right, or are you just basically changing your mind on some project that you were going to — ?

Rick Kelson - Alcoa - CFO

It’s a combination. Certainly pieces of it are being moved into ‘05 as some of the projects move further out. Also we’re making concerted efforts in the management of CapEx the way we have done with other normal procurement, and so we have got very aggressive teams looking at low-cost country sourcing for CapEx. We have got teams looking at it. They are less expensive ways to do the particular capital that was going to be employed. So it’s a constant effort, so I would say it is split between some things being pushed out on the larger projects and just more efficient use of the capital for the other portions.

Operator

Rob Clifford (ph).

Rob Clifford - Analyst

Good day, gentlemen. Look, I have a couple of questions for you this afternoon. Firstly, the Jamaican port outage I was just wondering if you could give some data on the indicative costs to correct that? And is that covered by insurance for you guys?

Alain Belda - Alcoa - Chairman & CEO

As I said earlier, we would expect to see very little negative influence from the port outages. We work on our port. I don’t have any numbers on what it is going to take to get our port back up yet. But we —

Rick Kelson - Alcoa - CFO

The damage to the port has been covered in the third quarter. (multiple speakers). That is with the $7 million, and that is inclusive of the disruption in the business and the shipping and the cleanup costing.

Alain Belda - Alcoa - Chairman & CEO

And that would be self-insured at the end of the day. In terms of the port itself, you now about a quarter of the cost of the port was washed away. But it is affected. We did not lose the unloader of caustic soda and the loader of the alumina, so the issue is going to be over some time here now is to be reconnecting these things without having to rebuild the pieces of the port that were missing.

Rob Clifford - Analyst

Okay. Thanks for that. And the second question I had was just, I wonder if you could just give me some detail on the mechanics of the wind down of the favorable alumina tolling and the 35 million pretax profit from that?

Rick Kelson - Alcoa - CFO

No, we are not discussing that contract between (inaudible). We are really not going to discuss it in terms other than to say that it was (inaudible) in our interest to wind the contract down, and essentially we got the value presently of the longer-term contract.

Operator

Christina Rossi (ph).

Christina Rossi - Analyst

I was just wondering assuming that the prices for aluminum stabilize at about 80 cents less and there is strength in the rolling mills, the rolling markets, do you have a target level for your earnings? And if so, what is it on an annualized basis?

Alain Belda - Alcoa - Chairman & CEO

No, we do not have targets on earnings that we publish.

William Oplinger - Alcoa - Director, Investor Relations

At this point, I would like to conclude the conference. I appreciate you taking the time to listen in, and if you have further questions, you can feel free to call me at the office. Thank you. Good-bye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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